CHAPTER 3: CODE OF BUSINESS CONDUCT AND ETHICS – POLICY

AGAINST INSIDER TRADING

Please note that this Policy Against Insider Trading is a part of the Firm’s Code of Business Conduct and Ethics, which spans Chapters 2 through 6 of this Manual.

A. Explanation and Background on Insider Trading

Federal and state securities laws prohibit both the Firm and our Employees from trading securities – including equity and debt securities, structured products and derivative instruments – for ourselves or for others (including Clients) based on material non-public information, also known as “inside information.” These laws also prohibit the dissemination of inside information to others who may use that knowledge to trade securities (also known as “tipping”). Thus, failing to honor confidentiality obligations or misusing confidential information, among other things, can give rise to liability under applicable law. These prohibitions apply to all Employees and extend to activities within and outside of your duties at the Firm. If you learn of information that you believe may be considered material non-public information, you should immediately contact a member of the Legal and Compliance Department.

These procedures are intended to prevent the use of material, non-public information by Firm personnel and to detect and prevent any violations of the prohibition on insider trading.

Trading securities while in possession of material, non-public information, or improperly communicating that information to others, may result in consequences, including criminal penalties, for the individual who commits the violation, for that individual’s employer or other “control persons,” and for people who “tip” or otherwise assist that individual. Moreover, regulators, including the U.S. Securities and Exchange Commission can recover the profits gained or losses avoided, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring you from the securities industry as a result of such improper trading. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

The requirements contained in these procedures apply to securities trading and information handling by all Employees. It is also worth noting that insider trading issues can arise in connection with the purchase or sale of privately traded stocks or bonds (in addition to publicly traded securities, which is what one tends to generally think of when contemplating insider trading issues).

It is also bear mentioning that the Firm regularly transacts in bank debt instruments. Though such instruments are not considered “securities” under U.S. Securities law and, therefore, not subject to the insider trading laws and regulations discussed throughout this Chapter, transacting in bank debt instruments while in possession of material non-public (or “inside”) information can still give rise to general fraud liability for both the Employee at-issue and the Firm. As such, it is incumbent on any Employee who is in possession of “inside information” to consult with a member of the Legal and Compliance Department before transacting in a bank debt instrument.

The laws that address insider trading are not always clear and are continuously developing. An individual legitimately may be uncertain about the application of the rules in a particular circumstance. Asking a single question can often prevent disciplinary action or complex legal problems. For these reasons, you should notify the General Counsel or the Chief Compliance Officer immediately if you have any reason to believe that a violation of these procedures has occurred or is about to occur, or if you have any questions regarding the applicability of these procedures.

1.	Policy on Insider Trading

No person to whom these procedures apply may trade, either personally or on behalf of others (such as Clients), while in possession of material, non-public information, nor may any Employee communicate material, non-public information to others in violation of the law.

What is Material Information?

It is not possible to define all categories of Material Non-public Information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding a securities transaction.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be handled with due care. Examples of such information may include:

•	Financial results

•	Unannounced future earnings or losses

•	Execution or termination of significant contracts with distributors, collaborators and other business partners

•	News of a pending or proposed merger or other acquisition

•	News of the disposition, construction or acquisition of significant assets

•	Impending bankruptcy or financial liquidity problems

•	Patent or other intellectual property milestones

•	Scientific achievements or other developments from research efforts

•	Significant developments involving corporate relationships

•	Changes in dividend policy

•	New product announcements of a significant nature

•	Significant product defects or modifications

•	Share splits

•	New equity or debt offerings

•	Positive or negative developments in outstanding litigation

•	Significant litigation exposure due to actual or threatened litigation

•	Major changes in senior management.

Both positive and negative information may be considered material. It is also important to remember that materiality will be judged with the benefit of hindsight; therefore, questions about whether a particular piece of information is material should be resolved conservatively by deeming such information to be material.

What is Non-public Information?

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, such as by a press release or a filing with the SEC. The circulation of rumors, even if accurate and reported in the media, may not constitute effective public dissemination. Even after nonpublic information has been effectively disclosed, a reasonable period of time must elapse in order for the market to react to the information.

Identifying Non-public Information

Before executing any trade for yourself or others, including any Client, you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps:

•	Report the information and proposed trade immediately to the Chief Compliance Officer, the General Counsel or another member of the Legal and Compliance Department.

•	Do not purchase or sell the securities on behalf of yourself or others, including Clients.

•	Do not communicate the information inside or outside the Firm, other than to the Chief Compliance Officer, the General Counsel or another member of the Legal and Compliance Department.

•	After the Chief Compliance Officer or the General Counsel has reviewed the issue, he or she will determine whether the information is material and non-public and, if so, what action should be taken.

You should consult with the Chief Compliance Officer or the General Counsel before taking any action or engaging in any transaction potentially involving non-public information relating to a company with traded securities. This degree of caution will protect you, our Clients and the Firm.

2.	Contact with Companies with Traded Securities

Contacts with companies with traded securities represents an important part of our research effort. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues can arise when interacting with a Company with traded securities, so it is important that you consult with a member of the Legal and Compliance Department whenever you have a doubt whether or not it is appropriate to transact based on information gleamed from such interactions.

3.	Contact with Government Officials

Similarly, periodic contact with various government employees or officials may also serve an important role in the Firm’s research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. However, “political intelligence” – i.e., information regarding public policy developments obtained directly or indirectly from government employees or officials (U.S. or foreign) that could potentially impact the value of a security – which has not yet been disclosed to the general public, may constitute material, non-public information. As such, Employees should be mindful of these risks and should consult with a member of the Legal and Compliance Department prior to trading a security on the basis of any political intelligence that they believe may constitute material non-public information.

4.	Expert Consultant Networks and Other Third-Party Research Provider

In an effort to ensure that expert consultant networks and other third party research providers that similarly offer one-on-one consultations (each a “Research Provider”) and their respective employees and members of their expert consultant networks (each a “Consultant”) adhere to applicable securities laws, no Fortress employee may (a) initiate a new relationship with a Research Provider, or (b) engage in meetings and/or teleconferences with a Consultant from an expert consultant network without prior approval from a member of the Legal and Compliance Department.1 Please note that the business need for a new Research Provider relationship must be clearly explained to, and approved by, the Chief Operating Officer (or their authorized designee) (each a “Manager”) of a given department/business. Once a new Research Provider relationship receives business approval from an appropriate Manager, the prospective Research Provider must be vetted, as deemed necessary and appropriate, and approved by the General Counsel or Chief Compliance Officer (or their respective authorized designees).

5.	Tender Offers

Tender offers in particular present greater insider trading risk for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is therefore more likely to attract regulatory attention, which, in turn, produces a disproportionate percentage of insider trading cases. Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender

[1]	This paragraph does not apply to research received from sell-side brokerage firms.

offer or, the target company or anyone acting on behalf of either. Firm personnel should exercise particular caution any time they become aware of non-public information relating to a tender offer and should contact a member of the Legal and Compliance Department immediately if you believe you have received such information.

6.	Fortress Managed Collateralized Debt and Loan Vehicles

The Firm currently serves as the manager of various collateralized debt and collateralized loan vehicles (also known as “CDOs” or “CLOs”). No Firm Employee may transact (personally or on behalf of a Client) in the securities of any collateralized debt and/or loan vehicle managed by the Firm without obtaining express approval from a member of the Firm’s Legal and Compliance Department.

7.	Entering into Confidentiality Agreements on Behalf of the Firm

Prior to entering into any confidentiality agreement on behalf of the Firm, you must obtain authorization from a member of the Legal and Compliance Department who is responsible for the negotiation of such agreements.

Prior to authorizing the execution of a confidentiality agreement with respect to a company with traded securities, a member of the Legal and Compliance Department will conduct a conflicts check with the Firm and its Clients. (A “conflict” will generally be found where the Firm has existing Client positions or contemplated Client transactions with respect to the securities of the issuer(s) to which the confidentiality agreement relates.) If there are no apparent conflicts, or once any conflicts have been resolved, the Legal and Compliance Department may (subject to the resolution of any other outstanding issues) authorize the execution of the confidentiality agreement. Unless the General Counsel or Chief Compliance Officer (or their respective authorized designees) determine otherwise, any time the Firm executes a confidentiality agreement with respect to an issuer with traded securities, the issuer(s) to which the confidentiality agreement relates will be placed on the Firm’s Restricted Trading List.

8.	The Restricted Trading List

The Restricted Trading List is a list of all issuers with respect to which the Firm has decided it is either legally necessary or otherwise prudent to prohibit trading activity by the Firm or its Employees relating to that issuer.2 Other than as described below, Employees are prohibited from trading for their own account or for any Client in the securities of any issuer on the Restricted Trading List.

[2]	Please note that, as described in further detail in Chapter 4, the Firm actually maintains two restricted trading lists: one for Logan Circle, and another that covers the rest of Fortress’s business units. The policies and procedures described in this Manual relate specifically to the Restricted Trading List utilized for all of Fortress’s businesses other than Logan Circle. Logan Circle has implemented separate policies and procedures with respect to the operation of its Restricted Trading List, which are not described here. Employees who are dedicated to the Logan Circle business will receive separate training with respect to the operation and maintenance of Logan Circle’s restricted trading list, to the extent applicable to such Employee’s job function.

9.	Inclusion on the Restricted Trading List

Whenever the Firm obtains any material non-public information or signs a confidentiality agreement relating to an issuer with traded securities, the relevant issuer(s) will be placed on the Restricted Trading List. Company names are sometimes added to the Restricted Trading List out of an abundance of caution, even at a point when the Firm may not be in possession of material non-public information; notwithstanding the foregoing, trading in the securities of an issuer that is on the Restricted Trading List is not permitted without consulting the General Counsel or the Chief Compliance Officer and obtaining their agreement to remove the issuer from the Restricted Trading List (or to otherwise permit limited trading as described in the paragraph immediately below).

The Chief Compliance Officer may from time to time add an issuer to the Restricted Trading List for various reasons having nothing to with material non-public or confidential information (e.g., when a Fund is close to owning 10% or more of an issuer’s equity securities and the Firm desires to remain below the 10% threshold). In such cases, the Chief Compliance Officer may authorize certain traders to continue trading in the particular issuer notwithstanding the fact that the particular issuer appears on the Restricted Trading List. Such authorization must be obtained prior to conducting any trades in such issuer.

Any determination to add or remove a company from the Restricted Trading List must be approved by the Chief Compliance Officer or the General Counsel (or their respective authorized designee).

10.	Distribution of the Restricted Trading List

The Restricted Trading List is distributed to all Employees whose job function requires that such person monitor the Restricted Trading List. If you do not receive the Restricted Trading List and you believe that your investment activities on behalf of the Firm require that you receive a distribution of the Restricted Trading List, please immediately contact a member of the Legal and Compliance Department. As new Employees whose function requires that they monitor the list are hired, they are added to the distribution list. Additionally, the Firm has developed an application known as “SHORES”, which is used by traders to determine whether a particular company is on the Restricted Trading List. Additional information regarding SHORES is set forth in Chapter 9 of this manual.

11.	Instructions Accompanying the Restricted Trading List

Every time the Restricted Trading List is circulated, it is accompanied by the following statement (or a substantially similar statement): “Attached is the Firm’s current Restricted Trading List, which contains a list of all issuers with respect to which the Firm is prohibited from trading, and supersedes all prior lists. Additions since the last distribution are highlighted in red, and deletions since the last distribution are highlighted in green. Employees are prohibited from sharing the contents of the list (in whole or in part) with any third party, and may not rely on the list for personal trading clearance. If you have any questions about the restricted trading list, please contact a member of the Legal and Compliance Department.”

12.	Training of New Employees

As the Firm hires new Employees who are responsible for monitoring the Restricted Trading List, a member of the Legal and Compliance Department will meet with them and explain that the Firm has a Restricted Trading List, what the Restricted Trading List means, and their responsibilities with respect to it. Each such Employee should understand that it is their individual responsibility to ensure that the Restricted Trading List and/or SHORES is checked prior to placing any trades on behalf of the Firm and to check with the Legal and Compliance Department if they have any questions about the Restricted Trading List.

13.	Ongoing Training

On a periodic basis, the Legal and Compliance Department will conduct training sessions, either individually or as part of a group, with all personnel who participate in effecting trades in publicly traded securities. Attendance by relevant personnel at such training sessions is mandatory.

14.	Auditing for Compliance

After the end of each trading day, the Compliance Department reviews any trades in the securities of issuers who are on the Restricted Trading List. If trades in violation of this policy are discovered, the Chief Compliance Officer (or his authorized designee) will interview the Employee who entered such trades to determine the facts and circumstances surrounding the transaction in order to conclude whether there was a violation of Firm policy. If necessary, the Chief Compliance Officer will determine next steps.

CHAPTER 4: CODE OF BUSINESS CONDUCT AND ETHICS – INFORMATION

BARRIERS BETWEEN LOGAN CIRCLE AND FORTRESS

Please note that this Policy regarding Information Barriers Between Logan Circle and Fortress is part of the Firm’s Code of Business Conduct and Ethics, which spans Chapter 2 through 6 of this Manual. For ease of reference, certain terms have been defined below; such terms should be relied on solely for the purposes of Chapter 4 of this Manual.

A. Introduction

These policies and procedures will serve as the written procedures established by the Firm in connection with the implementation of a wall (also known as an “Information Barrier”) between Logan Circle Partners L.P. and its subsidiaries (collectively, “Logan Circle”) and the rest of the Fortress Investment Group LLC organization (“Fortress”). The Information Barrier is being implemented to ensure that the Firm, its employees and its agents comply with applicable law concerning the misuse of material non-public information and/or prohibitions on coordinated investment activity between Logan Circle and Fortress. Although Logan Circle is a part of the overall Fortress Investment Group LLC organization, the term “Fortress” will be used throughout this Chapter to refer to all parts of the Firm other than Logan Circle. The term “Firm” shall be used to refer to the Fortress Investment Group LLC organization as a whole, including Logan Circle.

The integrity of the Information Barrier is important because it helps protect the Firm and its employees from potential insider trading claims as well as violations of other applicable law, either of which can result in severe civil or criminal penalties against you personally and/or the Firm.

B. Information Barriers in General

This Chapter sets forth policies and procedures established by the Firm designed to: (1) establish an Information Barrier between Logan Circle and Fortress for the purpose of shielding Logan Circle and Fortress personnel from material non-public information on the opposite side of the Information Barrier and (2) prevent any coordinated investment activities, i.e., so called “Joint Transactions” as described below, among Logan Circle investment professionals and Fortress investment professionals on behalf of their respective Clients. Material non-public information and any information about current or prospective portfolio investments are referred to herein as “Secure Information” and may not be disseminated across an Information Barrier, as further described below.

C. Information Barriers to Prevent Misuse of Material Non-Public Information

By establishing an Information Barrier between Logan Circle and Fortress, each of Logan Circle and Fortress will be able to trade in the securities of an issuer at a time when individuals working on the other side of the Information Barrier are in possession of material non-public information about such issuer. In the absence of an Information Barrier, trading in the securities of that issuer under such circumstances could, as discussed below, raise insider trading issues. Accordingly, this Chapter should be read in conjunction with, and is supplemental to, Chapter 3 of the Manual (entitled “Code of Business Conduct and Ethics – Policy Against Insider Trading”). As a result of the Information Barrier, there are two restricted trading lists within the Firm, one on the Fortress side of the Information Barrier that applies to Fortress investment activity on behalf of its Clients, and one on the Logan Circle side of the Information Barrier that applies to investment activity on behalf of its Clients.

Information Barriers have been used in the financial industry principally to deal with insider trading issues arising out of the possession of material non-public information by certain persons within an organization while others also wanted to be able to trade in the securities of the issuer to which the information relates. In the absence of an Information Barrier, trading for a Firm Client, even when you don’t personally possess the material, non-public information, can have serious consequences for you and the Firm.

D. Information Barriers to Prevent Joint Transactions

Additionally, the Firm maintains the Information Barrier between Logan Circle and Fortress in order to prevent Fortress and Logan Circle from engaging (with each other, on behalf of their respective Clients) in something often referred to as “Joint Transactions”, as described in Rule 17d-1 under the 40 Act. Logan Circle acts as an adviser to funds that are registered under the 40 Act. The 40 Act prohibits Logan Circle from causing its Clients that are registered under the 40 Act to engage in “joint transactions” with other Fortress Clients. The term “joint transactions” is defined broadly in the 40 Act but can generally be thought of as any plan, arrangement or understanding between a Logan Client and any Fortress Client, including the coordination of investment activity of Logan Circle and Fortress Clients. Coordination can take various forms but can be thought of as any joint arrangement or plan concerning investment activity, including, but not limited to, decisions to buy or sell the same investment, to vote a proxy in the same manner or to invest in different parts of the same capital structure of a distressed company in an effort to achieve a mutually desirable outcome. Establishment of the Information Barrier is intended to, among other things, eliminate investment related, issuer specific communications that could lead to an impermissible joint transaction, and also to prevent even the appearance of such communications.

E. Information Barrier Procedures

1.	Fundamental Concepts

With an Information Barrier in place, you can think of the entire Firm (including offices of foreign affiliates) as literally being divided by a wall (i.e., an Information Barrier), with Logan Circle on one side of the wall and the rest of the Firm on the other.

Three elements that the Firm considers fundamental to an effective Information Barrier include: (1) physical barriers; (2) electronic barriers; and (3) employees diligently following the basic rule that they cannot share information concerning current investments, potential investments or any information that may constitute material, non-public information with personnel on the other side of the Information Barrier, i.e., Secure Information (as defined above).

2.	Physical Barriers

With limited exception, Logan Circle and Fortress personnel are physically separated in different offices (with Logan Circle personnel in New Jersey and Pennsylvania and Fortress personnel in New York and elsewhere around the globe). The exception to that rule is that certain Logan Circle personnel have set up separately demised space on the 26th floor of Fortress’s New York office. Card key access to that space is limited to the relevant Logan Circle personnel occupying it.

Unless approved by the Firm’s Chief Compliance Officer or General Counsel (or their respective authorized designee), Logan Circle personnel will not have card key access to Fortress’s offices and Fortress personnel will similarly not have card key access to Logan Circle’s offices. Fortress personnel are not permitted to enter Logan Circle office space and Logan Circle personnel are not permitted to enter Fortress office space without prior permission.

3.	Electronic Barriers

Logan Circle personnel shall not have access to Fortress electronic data and neither shall Fortress personnel have access to Logan Circle electronic data. The Firm’s Information Technology Department, in consultation with the Legal and Compliance Department, shall be responsible for ensuring that there are electronic safeguards preventing personnel from accessing data across the Information Barrier.

4.	Security of Information

It is the obligation of all Firm personnel, regardless of what side of the Information Barrier they are on, to protect all Secure Information on their side of the Information Barrier from being shared with personnel on the other side of the Information Barrier. Documents that may contain Secure Information, including portfolio summaries, reports, presentations, memoranda, personal notes, etc., should not be left in conference rooms or other publicly accessible places that may lead to dissemination across the Information Barrier, and should be stored in a secure place, out of sight of other employees, when not in use. Similarly, discussions relating to Secure Information should be conducted with care and discretion and not in public locations such as elevators, bathrooms or any location where it is not clear whether personnel from across the Information Barrier (or the public generally) may be present.

F. Certain Employees are Perpetually “Above the Wall”

Certain employees within the Firm whose responsibilities include non-investment related supervision or support of both the Logan Circle and Fortress businesses are considered perpetually “above the wall.” The phrase “above the wall” means such persons are permitted access to both sides of the Information Barrier as needed to carry out their corporate responsibilities. Such personnel include the Firm’s Chief Executive Officer, Chief Financial

Officer, General Counsel, Chief Compliance Officer, the head of the Firm’s Capital Formation Group, and the staff of any of the foregoing. Personnel who are designated as “above the wall” are required to sign an acknowledgment form (a copy of which is set forth as Attachment [    ] to this Manual) acknowledging their responsibilities in this regard. All personnel who are above the wall, along with all other Firm personnel, are charged with responsibility for ensuring that they do not improperly transmit Secure Information across the Information Barrier.

G. Procedure For Bringing An Employee “Over The Wall” In A Limited Context

On an ad hoc basis, it is possible to bring an employee over the wall if pre-approval is obtained from the Firm’s General Counsel or Chief Compliance Officer (or their respective authorized designee). A member of the Firm’s Legal and Compliance Department shall maintain documentation indicating when an employee is brought over the wall, the length of time for which the wall crossing was granted, the name of the issuer(s) that were discussed, if applicable, and whether any trading restrictions were imposed by the Legal and Compliance Department as a result of such wall crossing.

H. Meetings Involving both Logan Circle and Fortress Personnel

Meetings involving both Logan Circle and Fortress personnel should, if reasonably possible, be avoided. To the extent that such meetings are necessary, the meeting must be pre-cleared by the Firm’s General Counsel or Chief Compliance Officer (or their respective authorized designee) and it should take place in a public space (e.g., the board room on the 46th floor or 47S in 1345 Avenue of the Americas), or in similar common areas. A member of the Firm’s Legal and Compliance Department may periodically participate in any such meetings.3 To the extent such meetings transpire, participating personnel are prohibited from sharing or discussing Secure Information.

I. The “Need To Know” Policy

Fortress maintains a “need to know” policy concerning Secure Information. In other words, all Secure Information should only be shared with other personnel to the extent they have a legitimate need to know the information. Employees on one side of the Information Barrier must assume that an employee on the other side of the Information Barrier does not have a “need to know” about any Secure Information. Exceptions to this may be granted by the General Counsel or Chief Compliance Officer in accordance with the procedures described above. Even among employees who are all on the same side of the Information Barrier, the “need to know” policy is in effect and employees should still only share Secure Information with employees on the same side of the Information Barrier on a need to know basis.

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It is anticipated that Jude Driscoll, the CEO of Logan Circle, will be present for Firm Management Committee meetings. A member of the Firm’s Legal and Compliance Department will be present for such meetings to ensure that no Secure Information is discussed or that Mr. Driscoll is not in attendance when such information is discussed.

J.Restricted Trading Lists

Each side of the Information Barrier will have its own restricted trading list. The procedures relating to the maintenance of Restricted Trading Lists within the Firm are contained in Chapter 3 of the Firm’s Compliance Manual. Nothing about the implementation of this Information Barrier limits the obligation of Firm employees to comply with applicable policies and procedures relating to restricted trading lists that restrict trading on their side of the Information Barrier.

K. Communicating Outside Fortress

Logan Circle should not be held out to investors or the public as engaging in joint transactions or investment activities with other Fortress businesses. Describing Logan Circle investments as “Fortress investments” or “our” positions, or describing “our” investment processes or approach, or holding the Firm out in any other way that would convey the misimpression that Logan Circle and Fortress act jointly with respect to investments should be avoided.

CHAPTER 5: CODE OF BUSINESS CONDUCT AND ETHICS – PERSONAL

TRADING POLICY

Please note that this Personal Trading Policy is a component of the Firm’s overall Code of Business Conduct and Ethics, which spans Chapters 2 through 6 of this Manual.

A. Introduction

The Firm has adopted the following Personal Trading Policy (“Personal Trading Policy”), which addresses personal trading by all Firm Employees and long-term consultants (i.e., consultants that are engaged by the Firm for more than six consecutive months). In addition to setting forth personal trading guidelines, this Personal Trading Policy requires all of the Firm’s Employees: (1) to submit to the Compliance Department initial, quarterly, and annual reports that disclose any personal Securities (defined below) transactions or holdings, as the case may be and (2) to obtain approval before making any personal investments in any Security. The requirements and restrictions contained in this Personal Trading Policy apply to any Security of which the Employee is the direct or indirect Beneficial Owner in any Personal Brokerage Account (as such terms are defined below).

B. Definitions Applicable to this Personal Trading Policy

1.	Security

The terms “Security” or “Securities” shall have the meanings set forth in Section 2(a)(36) of the 40 Act and Section 202(a)(18) of the Advisers Act4, except that it shall not include: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds (other than “Reportable Funds,” which are defined below), and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

“Reportable Funds” are generally funds advised by or affiliated with the Firm, including the following mutual funds advised by Logan Circle: (i) American Beacon High Yield Bond Fund; (ii) Nationwide Multi-Sector Bond Fund; (iii) Transamerica Emerging Markets Debt

[4]	The term “Security” includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof, including exchange traded or closed-end funds), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Fund; (iv) Bandon Isolated Alpha Fixed Income Fund; (v) Russell Short Duration Bond Fund; (vi) Russell Strategic Bond Fund); (vii) Russell Low Duration Bond Fund; (viii) Russell Investment Grade Bond Fund; and (ix) Wakefield Managed Futures Strategy Fund.5 Because Reportable Funds are considered Securities under our Code, Employees must seek preapproval from the Chief Compliance Officer (or his authorized designee) before transacting (purchasing or selling) the shares of any mutual funds advised by Logan Circle. Employees who obtain approval to transact in Reportable Funds are required to report such transactions and (their corresponding, if any), holdings, as described further in Section E below.

2.	Beneficial Ownership

The concept of “Beneficial Ownership” shall have the same meaning as that set forth in Rule 16a-l(a)(2) under the Securities Exchange Act of 1934 (“Exchange Act”) and shall refer to a direct or indirect pecuniary interest in Securities, the benefits of which are enjoyed, directly or indirectly, by an Employee by reason of any contract, arrangement, understanding, relationship (such as, for example, that person’s spouse, children or other close familial relationship), agreement or any other direct or indirect pecuniary interest, and by reason of which such Employee should be regarded as the true owner, although such Securities may not be registered or standing on the books of the issuer in the name of such Employee. Thus, for example: securities held for a person’s benefit in the names of others, such as nominees, trustees and other fiduciaries, securities held by any partnership of which a person is the general partner or otherwise exercises control of the partnership, or securities held by any corporation that is controlled by a person (directly or through intermediaries) would be deemed to be Beneficially Owned by said person. Similarly, a person ordinarily obtains benefits equivalent to ownership from, and thus is generally regarded as the Beneficial Owner of, Securities held in the name of a minor child, or a dependent relative of the person or a spouse. Other illustrations of benefits substantially equivalent to those of ownership include application of the income derived from Securities to maintain a common home and application of the income derived from Securities to meet expenses that the person otherwise would meet from other sources. Such interests which confer Beneficial Ownership of a Security include having or sharing with another: (1) voting power, including the power to vote, or to direct the voting of the Security, and/or (2) investment power, including the power to dispose, or to direct the disposition, of such Security. A person is also deemed to be the Beneficial Owner of Securities which such person has the right to acquire Beneficial Ownership of: (i) through the exercise of an option, warrant or right (including options traded on options exchanges) exercisable within 60 days; (ii) through the conversion of Securities that are immediately convertible or will become convertible within 60 days; or (iii) pursuant to either a power to revoke within 60 days or automatic termination within 60 days of a trust, discretionary account or similar arrangement. In addition, Beneficial Ownership is conferred if voting or investment power is shared with one or more other persons and, therefore, the same shares of stock may be deemed Beneficially Owned by a number of persons. The SEC regards Securities held in trust for others as Beneficially Owned by the trustee if he or she has or shares voting or investment power with respect to such Securities.

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This list is not static, but rather, represents Logan Circle’s mutual fund Clients as of January 2012 and will be updated on a periodic basis. It is an Employee’s responsibility to ensure that they are not transacting in a Reportable Fund without pre-approval.

3.	Investment Personnel

“Investment Personnel” includes senior Employees who have investment discretion over Client capital (“Portfolio Managers”), Employees who provide investment advice or information to Portfolio Managers, Employees who help execute and/or implement the Portfolio Manager’s decisions, or any other Employees who participate in making investment recommendations to any Client, as well as persons in a control relationship to any Client who obtain information about investment recommendations.

4.	Personal Accounts

“Personal Brokerage Accounts” includes all accounts in which an Employee has a direct or indirect Beneficial Ownership (as defined above) interest in, and includes those accounts owned in whole or in part by you, your spouse, any person who is financially dependent on you and any brokerage account over which you exercise investment discretion. This definition does not include accounts in which it is not possible to buy or sell stock, bonds or ETFs nor does it include any account which is managed on a discretionary basis by a person other than the relevant Employee (and other than such Employee’s spouse, domestic partner, or financial dependents) and with respect to which such Employee does not in fact influence or control Securities transactions or have the ability to influence or control such transactions.6

5.	Approved Brokers

Unless an exception is granted by the Legal and Compliance Department, all Firm employees are required to maintain all of their Personal Brokerage Accounts at brokerage firms approved by Fortress. Employees should contact a member of the Firm’s Legal and Compliance Department in order to determine whether a particular broker is approved by the Firm.

6.	Purchase or Sale of a Security

“Purchase or sale of a Security” includes, in addition to its literal meaning, the writing of an option to purchase or sell a Security.

7.	Security Considered For Purchase or Sale

A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

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An Employee that maintains one or more separately managed accounts that meets the parameters described above must nonetheless complete a “Employee Personal Trading Certification for Independently Managed Personal Brokerage Accounts” form, identifying any such accounts.

C. Prohibited Personal Transactions

1.	No Employee shall purchase or sell, directly or indirectly, any Security which to such Employee’s actual knowledge at the time of such purchase or sale:

a.	is being considered for purchase or sale by a Client, or

b.	is being purchased or sold by a Client.

2.	No Employee shall purchase or sell any Security that is, at the time of such proposed purchase or sale, held for the account of one or more Clients.

3.	No Employee may sell any Security within the first thirty days following the purchase of such Security (this rule shall not apply to an exercise and sale of employee stock options or the sale of vested and delivered shares from Fortress restricted stock units).

4.	No Employee may engage in short sale transactions.

5.	No Employee may place an order other than a market order or same day limit order. Good until cancelled orders are not permitted.

6.	No Employee may purchase or sell any options or futures contracts at a time when the Employee could not, consistent with this Personal Trading Policy and the federal securities laws, also purchase or sell the underlying securities of the issuer to which the options or futures contracts relate.

7.	No Employee may write options or futures contracts.

8.	No Employee may enter into a transaction that will economically benefit from a reduction in price of the securities of Fortress or any of its portfolio companies.

9.	No Employee may purchase securities on margin.

10.	No Employee shall engage in any transactions in the Securities of an issuer that appears on the Firm’s Restricted Trading List.

11.	No Employee shall participate in a Security transaction on a joint basis with a Client in violation of applicable law.

12.	No Employee shall engage in “insider trading” (see Chapter 3 of this Manual for further discussion of insider trading) whether for his or her own benefit or the benefit of others.

13.	No Employee shall participate in a Security transaction with respect to which such Employee intentionally spread false or misleading rumors with the intent to manipulate the price of such Security transaction.

D. Exceptions to Prohibited Transactions

1.	The prohibitions of Section C(1) – C(11) of this Personal Trading Policy shall not apply to:

a.	Purchases which are part of an automatic dividend reinvestment plan.

b.	Purchases effected upon the exercise of rights issued by an issuer to all holders of a class of its Securities pro rata, to the extent such rights were acquired from such issuer.

2.	The prohibitions of Section C(1) – C(2) of this Personal Trading Policy shall not apply to:

a.	Purchases or sales of Securities that are not eligible for purchase or sale by any Client.

b.	Purchases or sales that are non-volitional on the part of either the Employee or all Clients who make the same purchases or sales.

c.	Purchases or sales of Securities that are, in the opinion of the General Counsel or the Chief Compliance Officer, not likely to have any economic impact on any Client or such Clients ability to purchase or sell Securities of the same class or other Securities of the same issuer.

3.	With respect to section C(10) only, any equity Securities transaction, or series of related transactions in a given trading day involving less than one percent (1%) of the average daily volume in such Security during the preceding 50 trading days, provided that such issuer has a market capitalization of at least US$1 billion (as reported on www.bigcharts.com).

4.	With respect to Section C(10), there may be instances when an issuer appears on the Firm’s restricted trading list for reasons other than the Firm’s potential or actual possession of material non-public information. In such instances, the Chief Compliance Officer (or his authorized designee) may, in his discretion and if otherwise permitted by law, grant approval for an employee to trade in Securities of or relating to that issuer. Additionally, the Chief Compliance Officer or General Counsel (or their respective authorized designee) may grant exceptions to this prohibition in the event that either of them determine that such an exception would be consistent with applicable law.

E. Reports by Employees

1.

Every Employee shall report to the Compliance Department the information described in subparagraph (2) below with respect to (i) holdings of all Securities, on an initial basis in which such Employee has direct or indirect Beneficial Ownership (the “Initial Holdings and Account Identification Report”), (ii) Security transactions consummated during the first three quarters of any calendar year in which such Employee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership interest (the “Quarterly Personal Trading Report”) and (iii) both Security Transactions consummated during the fourth quarter in which such Employee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership interest and any Security in which such Employee has a direct or indirect Beneficial Ownership interest as of December 31 of a given year (the “Q4 Personal Trading/Annual Holdings Report”)[7]; provided, however, that, upon completion of the “Employee Personal Trading Certification for Independently Managed Personal Brokerage Accounts”, an Employee shall not be required to report any transactions effected in any account which is managed on a discretionary basis by a person other than such Employee (and other than such Employee’s spouse, domestic partner, or financial dependents) and with respect to which such Employee does not in fact influence or control such transactions or have the ability to influence or control such transactions. The Initial Holdings and Account Identification Report, Quarterly Transaction Report, and Q4/Annual Holdings Report forms (or forms substantially similar to that which the Firm is currently utilizing) are included as Attachments C, D and E, respectively, to the Manual. The Legal and Compliance Department shall maintain such reports and such other records as required by the federal securities laws and this Personal Trading Policy.

2.	Every report shall be in writing and shall be delivered not later than (i) in the case of the Initial Holdings and Account Identification Report, 10 days after the individual becomes an Employee (and with the information contained therein current as of a date no more than 45 days prior to the date upon which that person first became an Employee); (ii) in the case of the Quarterly Transactions Report, 30 days after the end of each calendar quarter; and (iii) in the case of the Q4 Personal Trading/Annual Holdings Report, no later than 45 days after the completion of each calendar year (and with the information contained therein current as of a date no more than 45 days prior to the date such report is submitted). Until such time as the Employee’s brokerage firm(s) begins sending electronic data feeds (as described in further detail below)) or account statements

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The requirement to submit an annual holdings report may be complied with by completing a Quarterly Transaction Report for the fourth quarter, provided that, when combined with the Quarterly Personal Trading Reports filed during the course of the calendar year, the Q4 Personal Trading/Annual Holdings Report accurately portrays every Security that such Employee has a direct or indirect Beneficial Ownership interest in as of December 31st of a given year, including securities held outside of an Employee’s Personal Brokerage Account (e.g., limited partnership interests, etc.).

to the Legal and Compliance Department, it is the Employee’s responsibility to provide the Legal and Compliance Department with such account statements in a timely manner. The Legal and Compliance Department, however, still requires employees to complete a form related to the foregoing on a quarterly and annual basis.

3.	In the event that an Employee has investments in securities that are not held at a brokerage firm (e.g., investments in non-Fortress private equity or hedge funds, physical certificates, other private investments in partnerships or companies, etc.) or investments in Reportable Funds (e.g., mutual funds advised or sub-advised by Fortress affiliates), it is the Employee’s responsibility to report this information on the Initial Holdings and Account Identification Report, Quarterly Personal Trading Reports and Q4 Personal Trading/Annual Holdings Reports.

4.	Any such report may contain a statement that the report shall not be construed as an admission by the Employee making such report that such Employee has any direct or indirect Beneficial Ownership in the Security to which the report relates.

5.	These reports will be kept confidential, subject to the right of inspection by various boards of entities managed or Controlled by the Firm, by the SEC, or other regulatory or governmental agencies.

6.	Employees who fail to complete the required reports in a timely fashion will be prohibited from engaging in any personal trading until such time as their reports are completed and submitted to the Legal and Compliance Department, and any such Employee may be subject to further disciplinary action, up to and including termination.

F. Duplicate Account Statements and Confirmations

In order to ensure that all information required in the reports called for in paragraphs E(1)-(2) above is received by the Firm, the Compliance Department will have Employee’s Personal Brokerage Account(s) linked by an electronic data feed to the Firm’s electronic personal trading system (“StarCompliance”). New U.S. based employees will receive a StarCompliance activation email within 10 days of submitting their “Initial Holdings and Account Identification Report.” Directions for navigating the StarCompliance system are located in the “My Document Library” of the site. For those employees who have Personal Brokerage Accounts that are not linked to the StarCompliance system Fortress requires that you cause the institutions at which you maintain such accounts to send duplicate account statements and duplicate confirmations to Fortress addressed to the “Fortress Compliance Department F/A/O [name on account], Fortress Investment Group LLC, 1345 Avenue of the Americas, New York, NY 10105.”

G. Personal Investing: Pre-Approval of Transactions

Every Employee must obtain written approval from the Legal and Compliance Department before engaging in a personal Securities transaction. In addition to routine investments such as buying and selling stocks, bonds or options in the public markets, the pre-approval requirement also applies without limitation to initial public offerings, private placements of stocks or bonds, the acquisition of limited partnership interests in various investment vehicles or interests in other types of private investment funds, etc., because all of these are examples of investments that involve the purchase or sale of a “Security.” If you have any question about whether a proposed personal investment requires pre-approval, you must check with the Legal and Compliance Department before making the investment.

Employees who are Investment Personnel are also required to obtain pre-approval for any proposed personal investment, without regard to whether such investment involves a Security (e.g., currencies, commodities, futures, certain real estate products, etc.), if the investment involves an asset that falls within the current investment program for the Client(s) to which the Investment Person provides services.

In addition to the written approval of the Compliance Department, Investment Personnel must also receive additional written pre-approval (“Additional Approval”) from, a senior member of management responsible for each Client to which the Investment Person provides services. Such approvals shall be procured by the Compliance Department. The Principals, all of whom are presumed to be Investment Personnel, shall obtain Additional Approval for their personal trades from the General Counsel or the Chief Compliance Officer. The purpose of the Additional Approval for Investment Personnel, including the Principals, is to guard against actual or potential conflicts of interest in connection with the investment decision making process. The Chief Compliance Officer’s personal trades, if any, shall be subject to review and pre-approval by the General Counsel and the General Counsel’s, if any, shall be subject to review and pre-approval by the Chief Compliance Officer.

In order to obtain clearance for a personal Securities transaction, Employees must access their personal account on the StarCompliance system and click on the “File a Pre-Clearance Request” link. In order to submit a personal trade request, you will need to select the security (by symbol, cusip/sedol/isin, or description), transaction type, your Personal Brokerage Account, and indicate the number of shares you wish to purchase or sell. You will also need to indicate whether the trade request relates to an IPO or Private Placement. Once submitted, you will receive a reply from the internal email address “Group: Personal Trading Clearance” indicating the disposition of your request.

Employees with Personal Brokerage Accounts that are not on the StarCompliance system must obtain clearance for a personal Securities transaction by sending an email to the Fortress internal email address “Group: Personal Trading Clearance” and include the following information: (i) the name of the security; (ii) amount of the security; (iii) whether you are purchasing or selling; and (iv) the name of the Personal Brokerage Account in which you wish to trade.

In all cases, pre-approvals for personal Securities transactions expire 24 hours after they are sent.

H. Maintenance of Records

The Compliance Department shall maintain, in an easily accessible place, the following records:

1.	A copy of the Firm’s Personal Trading Policy that is or has been in effect during the preceding five years.

2.	A list of all persons who are, or within the preceding five years have been, required to make reports pursuant to the this Personal Trading Policy and the federal securities laws.

3.	A copy of each report made pursuant to this Personal Trading Policy within the preceding five years.

4.	A copy of any decision and reasons supporting such decision to approve an Employee’s participation in an initial public offering or a private placement of Securities, made within the preceding five years.

5.	A copy of all written approvals of Securities transactions pursuant to Section G of this Personal Trading Policy.

6.	A copy of any record or report of violation of this Personal Trading Policy and any action taken as a result of such violation.

CHAPTER 6: CODE OF BUSINESS CONDUCT AND ETHICS –

GIFTS AND ENTERTAINMENT POLICY

Please note that this Gifts and Entertainment policy is a component of the Firm’s overall Code of Business Conduct and Ethics, which spans Chapters 2 through 6 of this Manual.

A. Introduction

The receipt or provision of gifts or entertainment may create the appearance of a conflict of interest or otherwise appear to improperly influence decision making by Fortress personnel or a person with whom the Firm is conducting business. In certain circumstances, the receipt or provision of gifts or entertainment may also be in violation of law. As such, Firm personnel may not accept, provide or solicit gifts, entertainment, favors, special accommodations or other things of value other than in accordance with the terms of this policy. To be clear, this policy covers both giving and receiving gifts or entertainment.

B. Gifts vs. Entertainment

Our policy distinguishes between gifts and entertainment. “Entertainment” is generally considered to be an activity in which the person or entity paying for it participates. A “Gift” is any item of value that does not involve engaging in an activity with the provider.

To help understand the difference between gifts and entertainment, consider the following examples, but you should recognize that these are merely examples and that gifts and entertainment can come in many forms.

Gift: You receive two tickets to a concert from a Firm vendor. The vendor’s personnel do not attend. The tickets are a gift.

Entertainment: You receive two tickets to a concert from a Firm vendor, and personnel from the vendor go with you. The concert is entertainment.

Gift: A potential counterparty pays your entry fee in a local golf tournament, but none of the counterparty’s personnel will be participating in the tournament. The payment of the entry fee is a gift.

Entertainment: A potential counterparty sponsors a golf tournament and you are invited to attend along with personnel from the potential counterparty. The golf tournament is entertainment.

Of course, the same concepts apply in reverse when the Firm is providing the gift or entertainment.

C. Gifts

Firm personnel may not accept any gift with a value in excess of the “Gift Reporting Limit” (set forth below) from a party that conducts, seeks or may in the reasonably near futureseek to do business with the Firm, without obtaining prior approval from the Legal and Compliance Department. The same policy applies to providing gifts to such parties.

A request for written approval should be sent to the email address GE@fortress.com and must include (i) the name of the person providing the gift, (ii) the name of the entity or business with which the person is associated, (iii) a description of the gift and (iv) the value of the gift (use an estimate if the value is unknown).

The “Gift Reporting Limit”8 you should refer to is based on the location of the office in which you are based as follows:

United States Offices:		$100.00 (US	)
United Kingdom Office:		£100.00
German, Italian and Luxembourg Offices:		€100.00
Australian Office:		$100.00 (AUD	)
Hong Kong Office:		$1,000.00 (HKD	)
Japan Office:		¥10,000
Singapore:	S$	130 (SGD	)
Seoul:	￦	10,000 (KRW	)

Employees that receive or give gifts that clearly fall below the applicable thresholds set forth above need not seek pre-approval.

D. Cash Gifts

Firm personnel may not give cash gifts or cash equivalents (such as gift certificates and the like) to, or accept cash gifts or cash equivalents from, any person or entity that does or seeks to do business with the Firm.

E. Entertainment

Pre-approval required. The provision or receipt of Entertainment by Firm Employees must be reported and pre-approval must be obtained when:

(1) the per person value of the Entertainment exceeds the Entertainment Reporting Limit (set forth below); or

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The “Gift Reporting Limit” threshold set forth above does not apply to representatives of Fortress Capital Formation LLC, each of whom must seek preapproval for all gifts, irrespective of the cost associated with such gifts.

(2) Entertainment (irrespective of the value of said Entertainment) has previously been received from or provided to the same party during the same Firm fiscal quarter.

A request for written approval should be sent to the email address GE@fortress.com and should include (i) the name of the person providing the entertainment, (ii) the name of the entity with which the person is associated, (iii) a description of the entertainment and (iv) the value of the entertainment (use an estimate if the value is unknown, as described below).

The “Entertainment Reporting Limit” you should refer to is based on the location of the office in which you are based as follows:

United States Offices:		$500.00 (US	)
United Kingdom Office:		£500.00
German, Italian and Luxembourg Offices:		€500.00
Australian Office:		$500.00 (AUS	)
Hong Kong Office:		$4,000.00 (HKD	)
Japan Office:		¥50,000
Singapore:	S$	630 (SGD	)
Seoul:	￦	565,000 (KRW	)

Pre-approval not required. In the normal course, Firm personnel may accept or provide “reasonable entertainment” without pre-approval or reporting.

Impermissible Entertainment. “Reasonable entertainment” does not include airfare, hotel accommodations, other forms of travel or any other activity that may reasonably be viewed as overly lavish, excessive or embarrassing to the Firm, regardless of cost. The provision or receipt of local ground transportation (i.e., distances up to 50 miles, or 80 kilometers, one way) is permissible.

Under no circumstances shall Firm personnel engage in entertainment activities that are preconditioned on the occurrence of any future business activity.

F. Estimating Cost

Where the cost of a Gift or Entertainment is unknown, you should use a good faith estimate to determine whether that Gift or Entertainment should be reported for pre-approval. For example, if the face value of a ticket to a sold out concert is $100.00, and you have reason to believe that the ticket’s after-market value may be significantly higher, you should report that ticket (be it as a Gift or Entertainment, as the case may be) and seek pre-approval. If you have any uncertainty about whether a Gift or Entertainment is reportable and requires pre-approval, you should err on the side of reporting it.

G.Holiday Gift Exception to the General Policy

This exception does not apply to the section below entitled “Special Restrictions.”

It is usual and customary during the “holiday season” (defined as the third Thursday in November through December 31st) for persons or entities with which the Firm conducts business to send various food items (including wine) to the Firm or its personnel. It is not necessary to report such food items during the holiday season. If, however, you believe (based on the exercise of your own good judgment and common sense) that the provision of a particular gift may be so lavish or excessive that it could reasonably embarrass the Firm or otherwise seems inappropriate, you should report it as you would any other gift. Similarly, Fortress or its personnel may provide gifts of food or wine under this exception. Notwithstanding the foregoing exception, any non-food gift sent during the holiday season must be reported in accordance with the policy set forth above.

H. Special Restrictions

Broker-Dealers. Fortress personnel associated with the Firm’s affiliated broker-dealer (Fortress Capital Formation LLC) are prohibited from giving gifts exceeding $100 in the aggregate in any calendar year to any prospective investor. As such, each representative must seek pre-approval before giving a gift to anyone the Firm does or may do business with.

Government Officials. Firm personnel may not provide Gifts or Entertainment of any value to “government officials” or their families, including foreign government officials, without the prior written approval of the Chief Compliance Officer (or, in his absence, the General Counsel). In certain countries around the world, where governments still own or control many banks, financial institutions, airlines, petroleum concerns, power companies, manufacturers and other regulated industries, the employees of these types of institutions may be considered “government officials.” This would also apply to sovereign wealth funds. If you have any doubt about who you are dealing with, seek guidance from a member of the Legal and Compliance Department.

Persons Who Work for a U.S. State Government or U.S. State or Municipal Pension Fund. Firm personnel may not provide Gifts or Entertainment of any value to persons who work for a state or municipal government or pension fund (e.g., the California State Teachers Retirement System (“CalSTRS”) or the Pennsylvania State Employees Retirement System (“PASERS”)), including without limitation, advisors and/or consultants to such entities, without the prior written approval of the Chief Compliance Officer (or his authorized designee).

I. Waivers

The Chief Compliance Officer (or, in his absence, the General Counsel) may grant written waivers of this policy.